Exhibit 15.1

PURE NICKEL INC.

AUDIT COMMITTEE CHARTER

Introduction and Purpose

The board of directors (the "Board") of Pure Nickel Inc. (the "Corporation") has delegated the responsibilities, authorities and duties described below to the audit committee (the "Committee"). For the purpose of this charter, the term "Corporation" includes the Corporation and its subsidiaries.

The overall purpose of the Committee is to assist the Board in fulfilling its oversight responsibilities in the following principal areas: (1) accounting policies and practices, (2) the financial reporting process, (3) financial statements provided by the Corporation to the public, (4) risk management including systems of accounting and financial controls, (5) appointing, overseeing and evaluating the work and independence of the external auditors, and (6) compliance with applicable legal and regulatory requirements. In addition to the responsibilities specifically enumerated in this charter, the Board may refer to the Committee such matters and questions relating to the financial position and operations of the Corporation as the Board may from time to time see fit.

Composition and Membership

The Committee shall consist of at least three directors appointed annually by the Board and selected based upon the following, in accordance with applicable laws, rules and regulations:

Independence

Each member shall be independent in accordance with applicable legal and regulatory requirements and in such regard shall have no direct or indirect material relationship with the Corporation which could, in the view of the Board, reasonably interfere with the exercise of a member's independent judgment.

Financially Literate

Each member shall be financially literate or must become financially literate within a reasonable period of time after his or her appointment to the Committee. For these purposes, an individual is financially literate if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Corporation's financial statements.

Meetings

The Committee shall meet at least four times annually, in person or by telephone and more frequently as circumstances dictate. The Audit Committee Chair shall prepare or approve an agenda in advance of each meeting.

Responsibilities and Duties

The Corporation's management is responsible for preparing the Corporation's financial statements while the external auditors are responsible for auditing those financial statements. The Committee is responsible for

overseeing the conduct of those activities by the Corporation's management and external auditors, and overseeing the activities of any internal audit initiatives. The Corporation's external auditors are accountable to the Committee as representatives of the Corporation's shareholders.

It is recognized that members of the Committee are not full-time employees of the Corporation and do not represent themselves to be accountants or auditors by profession or experts in the fields of accounting or auditing or the preparation of financial statements. It is not the duty or responsibility of the Committee or its members to conduct auditing or accounting reviews or procedures. Each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Corporation from whom it receives information, and (ii) the accuracy of the financial and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary.

The specific responsibilities of the Committee are as follows:

(i) Make regular reports to the Board of the Corporation.

(ii) Appoint the independent auditors to be engaged by the Corporation, establish the audit fees of the independent auditors, pre-approve any non-audit services provided by the independent auditors, including tax services, before the services are rendered.

(iii) Review the scope of the independent auditor's audit examination, including their engagement letter, prior to the annual audit of the Corporation's financial statements.

(iv) Instruct the independent auditors to report directly to the Committee any serious difficulties or disputes with management, and ensure they are appropriately resolved.

(v) Review and evaluate the performance of the independent auditors and review with the Board all proposed discharges of the independent auditors.

(vi) Review each annual audit with the independent auditor at the conclusion of the audit. The review shall include all comments or recommendations of the independent auditor, all audit problems or difficulties and management's response.

(vii) Review and discuss with management the procedures undertaken in connection with the required certifications for regulatory filings and other reports including their evaluation of the Corporation's disclosure controls and procedures and internal controls, as well as any and all fraud, whether or not material, that involves management or others who have a significant role in the Corporation's internal controls.

(viii) Review management's assessment of the effectiveness of the Corporation's internal controls over financial reporting and disclosure, and the independent auditor's related attestation. Consider with management and the independent auditors whether any changes to such internal controls are appropriate.

(ix) Review with management the Corporation's quarterly and annual financial results prior to regulatory filings and the issuance of related press releases.

(x) Be authorized to hire outside counsel or other consultants as necessary.

(xi) Perform such other duties as are assigned by the Board.

(xii) Review the Committee's charter annually and recommend all proposed changes to the Board.

(xiii) Periodically evaluate and take steps to improve the effectiveness of the Committee in meeting its responsibilities under this Charter.

Delegation to Subcommittees

The Committee may, in its discretion, form and delegate authority to subcommittees when appropriate.

Performance Evaluation

The Committee shall, from time to time, conduct an evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this charter. The performance evaluation shall also include a review of the adequacy of this charter and shall recommend to the Board any revisions to this charter deemed necessary or desirable, although the Board shall have the sole authority to amend this charter. The performance evaluation shall be conducted in such a manner as the Committee deems appropriate.

Public Disclosure

This charter shall be included on the Corporation's website and the charter and/or a reference thereto may be included in the Corporation's public continuous disclosure record as may be required by applicable securities laws or as deemed advisable by management of the Corporation.

●, 2008

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